QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

[ADAMS AND REESE LETTERHEAD]

June 29, 2011

Evolution Petroleum Corporation
2500 City West Boulevard, Suite 1300
Houston, Texas 77042

Re:    Registration and Issuance of Securities of Evolution Petroleum Corporation

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement (the "Registration Statement") on Form S-3 (File No. 333-168107) of Evolution Petroleum Corporation, a Nevada corporation (the "Company"), that became effective on September 2, 2010, the related base prospectus, which forms a part of and is included in the Registration Statement, the preliminary prospectus supplement filed with the Securities and Exchange Commission (the "Commission") on June 23, 2011, and the final prospectus supplement filed with the Commission on June 29, 2011 (collectively, the "Prospectus") pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the registration under the Securities Act of the offer and sale to the public through McNicoll, Lewis & Vlak LLC (the "Underwriters"), acting as agent and on a best efforts basis, of an aggregate of 220,000 shares (such shares, the "Preferred Shares") of the Company's 8.5% Series A Cumulative Preferred Stock, par value $0.001 per share and liquidation preference $25.00 per share (the "Series A Preferred Stock"). The Preferred Shares are being offered and sold pursuant to an underwriting agreement, dated June 28, 2011, by and between the Company and the Underwriter (the "Underwriting Agreement"), and the Certificate of Designation of Rights and Preferences with respect to the Series A Preferred Stock, adopted by the Company's Board of Directors on June 15, 2011 (the "Certificate of Designation").

        In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. The opinions expressed herein are limited exclusively to applicable federal laws of the United States of America, the laws of the State of Texas and applicable provisions of the Nevada Revised Statutes and reported judicial interpretations of such law, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We expressly disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matter or opinion set forth herein.

        Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Preferred Shares are duly and validly authorized for issuance and, upon payment for and delivery of the Preferred Shares in accordance with the Underwriting Agreement, the Prospectus, and the Certificate of Designation, will be duly and validly issued, fully paid and non-assessable. We do not by this letter express any other opinion with respect to the Preferred Shares or any other matter.

        We hereby consent to the use of this opinion as an exhibit to the Company's Current Report on Form 8-K to be filed with the Commission on the date hereof and to the reference to this firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/S/ ADAMS AND REESE LLP
ADAMS AND REESE LLP

QuickLinks

  Exhibit 5.1
[ADAMS AND REESE LETTERHEAD]